UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 16, 2014

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road Devens, Massachusetts	01434
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 14, 2014, American Superconductor Corporation (the “Company”) entered into modification P00011 to the other transaction agreement dated January 22, 2008 by and between the U.S. Department of Homeland Security (“DHS”) and the Company (the “Modification”).

Under the terms of the Modification, the Company entered into a multi-phase cost sharing arrangement, in collaboration with a major U.S. utility (the “Utility”), pursuant to which the Company, DHS, and the Utility will fund the manufacturing and deployment of the Company’s Resilient Electric Grid system (“REG”) into the Utility’s electric grid.

The first phase of this multi-phase project is expected to take six to nine months to complete and is intended to evaluate and develop the installation plan for the REG system into the Utility’s electric grid. As provided in the Modification, the Company will identify multiple other utilities that may be interested in the REG system and develop installation plans with them as well.

The follow on phases of the project provide for the manufacture and installation of the REG system and are conditioned upon successful completion of the first phase of the project and agreement to proceed amongst the Company, DHS and Utility. The term of the follow on phases of the project is currently planned to be forty-two (42) months after the date the parties agree to proceed after the successful completion of the first phase.

The total funding for this project expected to be provided by DHS under the Modification is $60.0 million, which represents the total amount of revenue the Company is expected to recognize from this project. The funding for the first phase of the project is approximately $1.5 million, which has been obligated by DHS. The expected funding for the remaining phases of the project is approximately $58.5 million. Revenues would be recognized over the life of the project on a percentage of completion basis. The funding to be provided by DHS for the project is expected to cover all of the Company’s direct incremental costs associated with the project, as well as a portion of its fixed costs.

There is no assurance that the project will be extended beyond each phase, or that additional funding will be made available. DHS’s cost share is also conditioned upon the availability of such government funding.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the timing of the first phase and the follow on phases of the project; the amount of revenue the Company expects to recognize under the Modification; our belief that the funding to be provided by DHS will cover all of the Company’s incremental costs associated with the project and a portion of its fixed costs; and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Such forward-looking statements represent management’s current expectations and are inherently uncertain. Actual results may differ materially from what management currently expects because of many risks and uncertainties, including the failure to accomplish the first phase of the project within the expected timeframe; the failure to successfully complete the first phase of the project; and the risk that the funding provided by DHS for the project will be less that currently anticipated or will not cover the portion of the Company’s costs that the Company currently anticipates. These and the important factors discussed in the “Risk Factors” section of the Company’s most recent quarterly or annual report filed with the SEC, among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. In addition, any forward-looking statements included in this report represent the Company’s expectations as of the date of this report. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: July 16, 2014	By:	/s/ David A. Henry
David A. Henry
Executive Vice President and Chief Financial Officer

3